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                                   EXHIBIT 12

                           GFC FINANCIAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)


                                        Nine Months Ended                             Year Ended
                                          September 30,                              December 31,
                                    -------------------------           --------------------------------------
                                       1994           1993                1993           1992           1991
                                    -------------------------           --------------------------------------
Net income (loss) before
  income taxes                      $ 85,662         $ 47,779           $ 66,422       $ 50,593       $(37,014)
Add leveraged lease
  adjustment                             630           (6,700)             1,505          1,059          1,758
Add fixed charges:
 Interest expense                    152,662           92,779            123,853        136,107        157,560
 One-third rentals                     1,597            1,047              1,387          1,498          1,148
                                    --------         --------           --------       --------       --------
   Total fixed charges               154,259           93,826            125,240        137,605        158,708
                                    --------         --------           --------       --------       --------
Net income as adjusted              $240,551         $134,905           $193,167       $189,257       $123,452
                                    --------         --------           --------       --------       --------
Ratio of income to fixed
 charges                                1.56             1.44               1.54           1.38          ---
                                    ========         ========           ========       ========       ========
Preferred stock dividends
 on a pre-tax basis                 $                $  2,139           $  2,139       $  2,826
   Total combined fixed
    charges and preferred
    stock dividends                 $154,259         $ 95,965           $127,379       $140,431       $158,708
                                    --------         --------           --------       --------       --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                        1.56             1.41               1.52           1.35          ---
                                    ========         ========           ========       ========       ========





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